Ecofin Advisors Limited

Proxy Voting Policy 2024

On behalf of our clients, Ecofin Advisors Limited (“Ecofin”) generally invests in securities issued by public issuers, which are listed on securities exchanges. In relation to these investments, we have the authority to proxy vote on behalf of our clients in such securities.

Ecofin makes proxy voting decisions in accordance with these proxy voting policies and procedures to ensure that Ecofin is voting in the best interests of our clients. There may be situations in which Ecofin decides in the best interests of its clients to deviate from these policies and procedures; in this event, Ecofin will document in writing the reason for the deviation.

Guidelines for Proxy Voting

Ecofin has a commitment to evaluate and vote proxy issues in the best interests of its clients. Ecofin will generally vote proxy proposals, amendments, consents or resolutions relating to client securities, including interests in private investment funds, if any, (collectively, "proxies") in accordance with the following guidelines:

●	Ecofin will monitor the relevant corporate events;
●	Ecofin will generally support a current management initiative if our view of the Issuer’s management is favourable;
●	Ecofin will generally vote to change the management structure of an Issuer if it would increase shareholder value;
●	Ecofin will generally vote against management if there is a clear conflict between the Issuer’s management and shareholder interest; and
●	Ecofin may decide to potentially abstain from voting proxies when we believe that the cost of voting the proxy exceeds the expected benefit to our clients.

Generally, all proxies are evaluated and voted on a case-by-case basis, considering each of the relevant factors set forth above.

We are subscribed to third-party proxy advisors such as Glass Lewis for providing supplementary voting research and recommendations, which we may follow.

General voting issues may include topics such as board composition, responsibilities and independence; remuneration policies; robust corporate reporting; and shareholder rights.